SECURITIES AND EXCHANGE

                   COMMISSION Washington, D.C.

                   20594

                       FORM 12b-25

                  Notification of Late Filing

                Commission File Number 0-17696

(Check one):   ( ) Form 10-K  ( ) Form 11-K  ( ) Form
20-F
             (X) Form 10-Q  ( ) Form N-SAR

For Period Ended:    June 30, 1999
                  -----------------------

( )  Transition Report on Form 10-K
( )  Transition Report on Form 20-F ( )
Transition Report on Form 11-K ( )  Transition
Report on Form 10-Q ( )  Transition Report on Form
N-SAR

For the Transition Period Ended:

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the items(s) to which the notification relates:

The notification relates to the Form 10-Q in its entirety.


                         PART I
                  Registrant Information

Full name of registrant
      American Affordable Housing II Limited
      Partnership   ------------------------------
      --------------------

Former name if applicable

Address of principal executive office
     (Street and Number) One Boston Place, Suite
2100
                       ---------------------------
-----

City, State and Zip Code Boston, Massachusetts
02108-4406
                       ---------------------------
-----


                         PART II
              Rule 12b-25(b) and (c)

     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule12b-25(b), the following should be completed. (Check appropriate box.)


 --
|  |      (a)  The reasons described in reasonable detail
in Part
               III of this form could not be eliminated
without
              unreasonable effort or expense;
 --
|X |      (b)  The subject annual report, semi-annual
report,
              transition report on Form 10-K, 20-F, 11-K
or
               Form N-SAR, or portion thereof will be
filed on
               or before the 15th calendar day following
the
               prescribed due date; or the subject
quarterly
               report or transition report on Form 10-Q,
or
               portion thereof will be filed on or before
the
               fifth calendar day following the prescribed
due
               date; and
 --
|  |      (c)  The accountant's statement or other exhibit
--            required by Rule 12b-25(c) has been
attached, if
               applicable.



                         PART III
                         Narrative

     State below in reasonable detail the reasons why Form
10-Q,11-K, 20-F, 10-Q, N-SAR or the transition report portion thereof could not be filed within the prescribed time period. (Attached extra sheets if needed.)

 The registrant will not be filing the requisite Form 10-Q within the prescribed time period since the registrant has not completely received and coordinated all necessary documents and other information which must be complied and reviewed in order to properly prepare the Form 10-Q in full detail.
                         PART IV
                   Other Information

     (1) Name and telephone number of person to contact in

regard to this notification.

    Marc N. Teal           617                 624-8900
----------------------------------------------------------
-------
     (Name)          (Area Code)         (Telephone
Number)

    (2)  Have all other periodic reports required under
                          Section
13 or 15(d) of the Securities Exchange Act of 1934 or
Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                               --                --
                              | X|  Yes           |
|  No
                               --                --

     (3)  Is it anticipated that any significant
change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                --               --
                               |  |  Yes          |
X| No
                                --               --

  If so,  attach an explanation of the anticipated
                       change,
both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made. See
ATTACHMENT TO FORM 12b-25.

    American Affordable Housing II Limited Partnership


    Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date: August 16, 1999              By: /S/ JOHN P. MANNING
      -----------------               --------------------------------
----------
                                      John P. Manning, a partner of
Boston
                               Capital Associates, the general
                               partner of                 American
                               Affordable Housing II Limited
                                      Partnership